UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2011

MSC Industrial Direct Co., Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) and (e)  On March 30, 2011, MSC Industrial Direct Co., Inc. (the "Company") announced that Jeffrey Kaczka has been appointed as the Company’s Executive Vice President and Chief Financial Officer effective April 8, 2011.  Mr. Kaczka will succeed Charles Boehlke, who will retire as Executive Vice President and Chief Financial Officer on April 8, 2011.  Mr. Boehlke also will retire as a director of the Company effective April 8, 2011.

Mr. Kaczka, age 51, has over 25 years of experience in financial management in both public and private companies.  Most recently, from February 2008 to June 2009, Mr. Kaczka served as Chief Financial Officer, International, of Genworth Financial, Inc. (NYSE: GNW), a leading financial services company.  From April 2001 to June 2007, he served as Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a Fortune 500 company that provides distribution, third-party logistics and other supply-chain management services to healthcare providers and suppliers of medical and surgical products.  During Jeffrey’s tenure there, Owens & Minor grew from $3.5 billion to over $6 billion.  Prior to that, Jeffrey held Chief Financial Officer positions at Allied Worldwide, Inc. and I-Net, Inc.  Mr. Kaczka began his career at General Electric, where he spent 14 years, moving through its Financial Management Program and progressing through financial positions at several GE operations.

In connection with his appointment, Mr. Kaczka received and has agreed to the terms of an offer letter (the “Offer Letter”) providing for (i) an annual base salary of $400,000, (ii) a signing bonus of $200,000, and (iii) a stock award of 4,496 restricted shares, which will vest 50% after 3 years, 25% after 4 years and the final 25% after 5 years.  Mr. Kaczka will be eligible for annual incentive bonus awards and annual equity grants beginning in fiscal 2012, and will be entitled to participate in all of the employee benefit plans available to executives.  In accordance with the Company’s Relocation Policy (the “Relocation Policy”), the Company will reimburse Mr. Kaczka for certain relocation expenses incurred by Mr. Kaczka, including moving costs, temporary housing and travel expenses.  All reimbursed amounts will be grossed up for applicable taxes.  Pursuant to a Relocation Reimbursement Agreement (the “Relocation Reimbursement Agreement”), in the event that Mr. Kaczka’s employment with the Company is terminated for cause or voluntarily by Mr. Kaczka within two years after the date of his hire, Mr. Kaczka is required to repay the Company 100% of the reimbursed expenses if the termination occurs within the first year and 50% of the reimbursed expenses if the termination occurs within the second year.

Mr. Boehlke will remain with the Company in the position of Senior Advisor and will assist Mr. Kaczka with his transition to the position of Chief Financial Officer.  To help assure a smooth transition, Mr. Boehlke will remain as a full-time employee until May 30 and then will continue on a part-time basis until November 30, subject to extension by mutual agreement.  During the period that Mr. Boehlke works part-time, he will work up to 50 hours per month.  Mr. Boehlke’s base compensation will continue at $471,846 per annum until May 30, when his annual base salary will be $52,000 per annum.  Mr. Boehlke will be eligible for a pro rata bonus for fiscal 2011.

Copies of the Offer Letter, Relocation Policy and Relocation Reimbursement Agreement are attached as exhibits 10.01, 10.02 and 10.03 to this Form 8-K and are incorporated by reference herein.  The foregoing descriptions of the Offer Letter, Relocation Policy and Relocation Reimbursement Agreement are qualified in their entirety by reference to the full text of such exhibits.

On March 30, 2011, the Company issued a press release announcing the appointment of Mr. Kaczka and the retirement of Mr. Boehlke.  The entire text of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit

10.01	Jeffrey Kaczka Offer Letter, effective March 29, 2011
10.02	MSC Industrial Direct Relocation Policy
10.03	Relocation Reimbursement Agreement & Policy Acknowledgment
99.1	Press Release, dated March 30, 2011, issued by MSC Industrial Direct Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date:	March 30, 2011	By:	/s/ Shelley M. Boxer
Name: Shelley M. Boxer Title:Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

10.01	Jeffrey Kaczka Offer Letter, effective March 29, 2011
10.02	MSC Industrial Direct Relocation Policy
10.03	Relocation Reimbursement Agreement & Policy Acknowledgment
99.1	Press Release, dated March 30, 2011, issued by MSC Industrial Direct Co., Inc.